United States
                       Securities and Exchange Commission
                             Washington, D.C. 20549

                                 Schedule 13D/A
                                (Amendment No. 1)

                    Under the Securities Exchange Act of 1934


                           Quest Resource Corporation
                                (Name of Issuer)

                         Common Stock, $0.001 Par Value
                         (Title of Class of Securities)

                                    748349107
                                 (CUSIP Number)


                                 Douglas L. Lamb
                           Quest Resource Corporation
                           P.O. Box 100, 701 East Main
                             Benedict, Kansas 66714
                                  620-698-2250
                  (Name, Address and Telephone Number of Person
                Authorized to Receive Notices and Communications)

                                November 7, 2002
             (Date of Event which Requires Filing of this Statement)

    If the filing person has previously filed a statement on Schedule 13G to report the acquisition which is the subject of this Schedule 13D, and is filing this schedule because of Section 240.13d-1(e), 240.13d-1(f) or
                   240.13d-1(g), check the following box / /.

                                  SCHEDULE 13D

CUSIP NO. 748349107

1.    Name of Reporting Person
      IRS Identification Nos. of Above Person (entities only)

      Douglas L. Lamb

2.    Check the appropriate Box if a Member of a Group               (a) / /
                                                                     (b) / /
3.    SEC Use Only

4.    Source of Funds                                           SC

5.    Check Box if Disclosure of Legal Proceedings
      is Required Pursuant to Items 2(d) or 2(e)                     /  /

6.    Citizenship or Place of Organization                           USA

NUMBER                    7.   Sole Voting Power
OF SHARES                      307,097
BENEFICIALLY              8.   Shared Voting Power
OWNED                          913,027
BY EACH                   9.   Sole Dispositive Power
REPORTING                      307,097
PERSON                    10.  Shared Dispositive Power
WITH                           913,027

11.   Aggregate Amount Beneficially Owned by Each Reporting Person
                                                                   1,190,124

12.   Check Box if the Aggregate Amount in Row (11) Excludes
      Certain shares of Common Stock                                  / X /

13.   Percent of Class Represented by Amount in Row (11)
                                                                       9.1%

14.   Type of Reporting Person
                                                                        IN

                                  SCHEDULE 13D

CUSIP NO. 748349107

1.    Name of Reporting Person
      IRS Identification Nos. of Above Person (entities only)

      Marsha K. Lamb

2.    Check the appropriate Box if a Member of a Group               (a) / /
                                                                     (b) / /
3.    SEC Use Only

4.    Source of Funds                                           SC

5.    Check Box if Disclosure of Legal Proceedings
      is Required Pursuant to Items 2(d) or 2(e)                     /  /

6.    Citizenship or Place of Organization                           USA

NUMBER                    7.   Sole Voting Power
OF SHARES                      1,019,500
BENEFICIALLY              8.   Shared Voting Power
OWNED                          913,027
BY EACH                   9.   Sole Dispositive Power
REPORTING                      1,019,500
PERSON                    10.  Shared Dispositive Power
WITH                           913,027

11.   Aggregate Amount Beneficially Owned by Each Reporting Person
                                                                   1,902,427

12.   Check Box if the Aggregate Amount in Row (11) Excludes
      Certain shares of Common Stock                                  / X /

13.   Percent of Class Represented by Amount in Row (11)
                                                                      14.9%

14.   Type of Reporting Person
                                                                        IN

                                  SCHEDULE 13D

CUSIP NO. 748349107

1.    Name of Reporting Person
      IRS Identification Nos. of Above Person (entities only)

      Crown Properties, LC

2.    Check the appropriate Box if a Member of a Group               (a) / /
                                                                     (b) / /
3.    SEC Use Only

4.    Source of Funds                                           SC

5.    Check Box if Disclosure of Legal Proceedings
      is Required Pursuant to Items 2(d) or 2(e)                     /  /

6.    Citizenship or Place of Organization                           KANSAS

NUMBER                    7.   Sole Voting Power
OF SHARES                      1,005,000
BENEFICIALLY              8.   Shared Voting Power
OWNED                          0
BY EACH                   9.   Sole Dispositive Power
REPORTING                      1,005,000
PERSON                    10.  Shared Dispositive Power
WITH                           0

11.   Aggregate Amount Beneficially Owned by Each Reporting Person
                                                                   1,005,000

12.   Check Box if the Aggregate Amount in Row (11) Excludes
      Certain shares of Common Stock                                  / X /

13.   Percent of Class Represented by Amount in Row (11)
                                                                       7.9%

14.   Type of Reporting Person
                                                                        OO

                                  SCHEDULE 13D

CUSIP NO. 748349107

1.    Name of Reporting Person
      IRS Identification Nos. of Above Person (entities only)

      Jerry D. Cash

2.    Check the appropriate Box if a Member of a Group               (a) / /
                                                                     (b) / /
3.    SEC Use Only

4.    Source of Funds                                           PF and OO

5.    Check Box if Disclosure of Legal Proceedings
      is Required Pursuant to Items 2(d) or 2(e)                     /  /

6.    Citizenship or Place of Organization                           USA

NUMBER                    7.   Sole Voting Power
OF SHARES                      2,195,146
BENEFICIALLY              8.   Shared Voting Power
OWNED                          0
BY EACH                   9.   Sole Dispositive Power
REPORTING                      2,195,146
PERSON                    10.  Shared Dispositive Power
WITH                           0

11.   Aggregate Amount Beneficially Owned by Each Reporting Person
                                                                   2,195,146

12.   Check Box if the Aggregate Amount in Row (11) Excludes
      Certain shares of Common Stock                                  / X /

13.   Percent of Class Represented by Amount in Row (11)
                                                                      17.1%

14.   Type of Reporting Person
                                                                        IN

                                  SCHEDULE 13D

CUSIP NO. 748349107

1.    Name of Reporting Person
      IRS Identification Nos. of Above Person (entities only)

      STP Cherokee, Inc.

2.    Check the appropriate Box if a Member of a Group               (a) / /
                                                                     (b) / /
3.    SEC Use Only

4.    Source of Funds                                           Not Applicable

5.    Check Box if Disclosure of Legal Proceedings
      is Required Pursuant to Items 2(d) or 2(e)                     /  /

6.    Citizenship or Place of Organization                           OKLAHOMA

NUMBER                    7.   Sole Voting Power
OF SHARES                      0
BENEFICIALLY              8.   Shared Voting Power
OWNED                          0
BY EACH                   9.   Sole Dispositive Power
REPORTING                      0
PERSON                    10.  Shared Dispositive Power
WITH                           0

11.   Aggregate Amount Beneficially Owned by Each Reporting Person
                                                                      0

12.   Check Box if the Aggregate Amount in Row (11) Excludes
      Certain shares of Common Stock                                  / X /

13.   Percent of Class Represented by Amount in Row (11)
                                                                         0%

14.   Type of Reporting Person
                                                                        CO

                                  SCHEDULE 13D

CUSIP NO. 748349107

1.    Name of Reporting Person
      IRS Identification Nos. of Above Person (entities only)

      James B. Kite, Jr.

2.    Check the appropriate Box if a Member of a Group               (a) / /
                                                                     (b) / /
3.    SEC Use Only

4.    Source of Funds                                                 OO

5.    Check Box if Disclosure of Legal Proceedings
      is Required Pursuant to Items 2(d) or 2(e)                     /  /

6.    Citizenship or Place of Organization                           USA

NUMBER                    7.   Sole Voting Power
OF SHARES                      2,690,393
BENEFICIALLY              8.   Shared Voting Power
OWNED                          0
BY EACH                   9.   Sole Dispositive Power
REPORTING                      2,690,393
PERSON                    10.  Shared Dispositive Power
WITH                           0

11.   Aggregate Amount Beneficially Owned by Each Reporting Person
                                                                   2,690,393

12.   Check Box if the Aggregate Amount in Row (11) Excludes
      Certain shares of Common Stock                                  / X /

13.   Percent of Class Represented by Amount in Row (11)
                                                                      21.0%

14.   Type of Reporting Person
                                                                        IN

                                 SCHEDULE 13D

CUSIP NO. 748349107

1.    Name of Reporting Person
      IRS Identification Nos. of Above Person (entities only)

      Boothbay Royalty Company

2.    Check the appropriate Box if a Member of a Group               (a) / /
                                                                     (b) / /
3.    SEC Use Only

4.    Source of Funds                                                 OO

5.    Check Box if Disclosure of Legal Proceedings
      is Required Pursuant to Items 2(d) or 2(e)                     /  /

6.    Citizenship or Place of Organization                           OKLAHOMA

NUMBER                    7.   Sole Voting Power
OF SHARES                      2,690,393
BENEFICIALLY              8.   Shared Voting Power
OWNED                          0
BY EACH                   9.   Sole Dispositive Power
REPORTING                      2,690,393
PERSON                    10.  Shared Dispositive Power
WITH                           0

11.   Aggregate Amount Beneficially Owned by Each Reporting Person
                                                                   2,690,393

12.   Check Box if the Aggregate Amount in Row (11) Excludes
      Certain shares of Common Stock                                  / X /

13.   Percent of Class Represented by Amount in Row (11)
                                                                      21.0%

14.   Type of Reporting Person
                                                                        CO

     This Amendment No. 1 to Schedule 13D supplements the information contained in the Schedule 13D dated November 18, 2002 (the "Schedule 13D") by Mr. Douglas
L. Lamb, Marsha K. Lamb, Crown Properties, LC, Jerry D. Cash, STP Cherokee, Inc., James B. Kite and Boothbay Royalty Company.

ITEM 1.    SECURITY AND ISSUER.
           -------------------

      No change.


ITEM 2.    IDENTITY AND BACKGROUND.
           -----------------------

      No change.

ITEM 3.    SOURCE AND AMOUNT OF FUNDS OR OTHER CONSIDERATION.
           -------------------------------------------------

     The information in the Schedule 13D is updated as follows:

     o the 20,000 shares of Common Stock owned by Mr. Lamb that were awarded to him as compensation for his services as a director of Quest Resource Corporation (the "Corporation") were granted effective as November 4, 2002;

     o the 30,000 shares acquired by Crown Properties, LC as payment for the purchase by the Corporation of certain gas and pipeline assets were issued as of November 4, 2002;

     o the 300,000 shares acquired by Bonanza Energy Corporation of Kansas as payment for its oil and natural gas marketing business were issued as of November 4, 2002;

     o The effective date of the acquisition of STP Cherokee, Inc., the issuance of shares to Mr. Cash in connection with such acquisition and the subsequent transfers of shares to Boothbay Royalty and Southwind Resources, Inc. was November 7, 2002; and

     o the number of shares transferred by Mr. Cash to Boothbay Royalty Company was 2,690,393 (representing 21.0% of the outstanding stock of the Corporation after giving effective to the Stock Exchange (as defined in the Schedule 13D))--Mr. Kite beneficially owns all of the shares owned of record by Boothbay Royalty Company.

ITEM 4.    PURPOSE OF TRANSACTION.
           ----------------------

     The effective date of the acquisition of STP Cherokee, Inc. was November 7, 2002.

ITEM 5.    INTEREST IN SECURITIES OF THE ISSUER.
           ------------------------------------

     (a)  No change.

     (b)  No change.

     (c)  No change.

     (d)  No change.

     (e)  No change.

ITEM 6. CONTRACTS, ARRANGEMENTS, UNDERSTANDINGS OR RELATIONSHIPS WITH RESPECT TO SECURITIES OF THE ISSUER.
           -----------------------------------

      No change.

ITEM 7.    MATERIAL TO BE FILED AS EXHIBITS.
           --------------------------------

    Exhibit
    Number      Description
    ------      -----------
      1*        Statement of Joint Filing.

      2** Agreement and Plan of Reorganization dated as of November 7, 2002, by and among Quest Resource Corporation, STP Cherokee, Inc. and Jerry D. Cash (incorporated by reference from Exhibit 2.1 of the Corporation's Current Report on Form 8-K dated November 8, 2002 filed with the Commission on November 18, 2002).

      3** Voting Agreement for Shares of Stock of Quest Resource Corporation dated as of November 7, 2002, by and among Quest Resource Corporation, Douglas L. Lamb and Jerry D. Cash (incorporated by reference from Exhibit 10.1 of the Corporation's Current Report on Form 8-K dated November 8, 2002 filed with the Commission on November 18, 2002).

      4** Consent of Transferee of Quest Shares dated November 7, 2002, executed by Boothbay Royalty Company (incorporated by reference from Exhibit
                10.2 of the Corporation's Current Report on Form 8-K dated November 8, 2002 filed with the Commission on November 18, 2002).

_______________________________________________________________________________
*     Previously filed.
**    Incorporated by reference.

                                   SIGNATURES
                                   ----------

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

January 21, 2003               /s/ Douglas L. Lamb
                               -----------------------------------------
                               Douglas L. Lamb


January 21, 2003               /s/ Marsha K. Lamb
                               -----------------------------------------
                               Marsha K. Lamb


                               CROWN PROPERTIES, LC

January 21, 2003               By: /s/ Marsha K. Lamb
                                   ------------------------------------
                               Name:  Marsha K. Lamb
                               Title: Manager


January 21, 2003               STP CHEROKEE, INC.


                               /s/ Douglas L. Lamb
                               ----------------------------------------
                               Douglas L. Lamb, President


January 21, 2003               /s/ Jerry D. Cash
                               ----------------------------------------
                               Jerry D. Cash


January 21, 2003               /s/ James B. Kite, Jr.
                               ----------------------------------------
                               James B. Kite, Jr.


                               BOOTHBAY ROYALTY COMPANY

January 21, 2003               By: /s/ James B. Kite, Jr.
                                   ------------------------------------
                               Name:  James B. Kite, Jr.
                               Title: President